Multiple Class of Shares Plan

for

Cash Management Funds

Fidelity Money Market Fund

Fidelity Government Money Market Fund

Dated August 27, 2017

 This Amended and Restated Multiple Class of Shares Plan (the “Plan”), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”) for the portfolios (each a “Fund”) of the respective Fidelity Trusts (each, a “Trust”) as listed on Schedule I to this Plan.

1.  Classes Offered.  Each Fund may offer up to six classes of its shares: Daily Money Class, Capital Reserves Class, Advisor C Class, Advisor M Class, Premium Class and a retail class.

2.  Distribution and Shareholder Service Fees.  Distribution fees and/or shareholder service fees shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-l under the 1940 Act for the applicable class.  Distribution and shareholder service fees currently authorized are as set forth in Schedule I to this Plan.

3.  Exchange Privileges. Exchanges are subject to minimum investment limitations and other eligibility requirements of the applicable class of shares of each Fund.

Daily Money Class: Daily Money Class shares purchased through the Fidelity Advisor Funds program may be exchanged for shares of (i) any Fidelity Advisor Fund: Class A or Class M;  (ii) Daily Money Class shares of any other Fidelity Fund; and (iii) Advisor M Class of Fidelity Government Money Market Fund.  Other Daily Money Class shares may be exchanged for shares of (i) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds; and (ii) Daily Money Class shares of any other Fidelity Fund.

Capital Reserves Class: Capital Reserves Class shares may be exchanged for shares of (i) Capital Reserves Class shares of any other Fidelity Fund; and (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds.

Advisor C Class: Advisor C Class shares may be may be exchanged for shares of any Fidelity Advisor Fund: Class C.

Advisor M Class: Advisor M Class shares may be exchanges for shares of any other Fidelity Advisor Fund: Class M.

Premium Class: Premium Class shares may be exchanged for shares of (i) Premium Class of any other Fidelity Fund, and (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds.

Retail Class: Retail Class shares may be exchanged for shares of (i) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds, and (ii) Premium Class shares of any other Fidelity Fund.

4.  Allocations.  Income, gain, loss and expenses shall be allocated under this Plan as follows:

A.  Class Expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: (i) distribution and shareholder service fees; and (ii) transfer agent fees.

B.  Fund Income, Gain, Loss and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each class in a manner consistent with Rule 18f-3(c)(1)(iii).  As necessary to limit class net asset value per share divergences, dilution caused by share purchases and redemptions shall be allocated across all classes based on relative net assets of each class.

5.  Voting Rights.  Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

6.  Effective Date of Plan.  This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

7.  Amendment of Plan.  Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

8.  Severability.  If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

9.  Limitation of Liability.  Consistent with the limitation of shareholder liability as set forth in the Trust’s Trust Instrument or other organizational document, any obligations assumed by any Fund or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares.  All persons having any claim against the Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.